November 2017

Pricing Sheet dated November 10, 2017 relating to

Preliminary Terms No. 2,010 dated November 8, 2017
Registration Statement Nos. 333-200365; 333-200365-12
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 16, 2022

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – NOVEMBER 10, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		November 16, 2022
Underlying indices:		S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
Aggregate principal amount:		$2,000,000
Payment at maturity per Buffered PLUS:

If the final average index value of each underlying index is greater than or equal to its respective downside threshold value,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than the buffer amount of 12% from its respective initial index value to its respective final average index value:

$10 x (index performance factor of the worst performing underlying index + 12%)

Because the index performance factor of the worst performing underlying index will be less than -12% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1.20 per Buffered PLUS.

Leveraged upside payment:		$10 × leverage factor × index strike return of the worst performing underlying index
Leverage factor:		155%
Maximum payment at maturity:		$16.20 per Buffered PLUS (162% of the stated principal amount)
Index strike return:		With respect to each underlying index, (final average index value – downside threshold value) / initial index value
Worst performing underlying index:		The underlying index with the lesser index performance factor
Index performance factor		With respect to each underlying index, final average index value / initial index value
Initial index value:

With respect to the SPX Index, 2,582.30, which is the index closing value of such index on the pricing date

With respect to the RTY Index, 1,475.275, which is the index closing value of such index on the pricing date

Final average index value:		With respect to each underlying index, the arithmetic average of the index closing value of such index on each of the averaging dates
Averaging dates:		With respect to each underlying index, each index business day on which there is no market disruption event with respect to such underlying index during the approximately 3-month period from and including August 12, 2022 to and including November 11, 2022.
Buffer amount:		12%
Minimum payment at maturity		$1.20 per Buffered PLUS
Downside threshold value:		With respect to the SPX Index, 2,272.424, which is 88% of the initial index value of such index With respect to the RTY Index, 1,298.242, which is 88% of the initial index value of such index
Stated principal amount / Issue price:		$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:		November 10, 2017
Original issue date:		November 15, 2017 (3 business days after the pricing date)
CUSIP / ISIN:		61768K265 / US61768k2657
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.647 per Buffered PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Buffered PLUS	$10	$0.05(1)
		$0.05(2)	$9.90
Total	$2,000,000	$20,000	$1,980,000
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.05 for each Buffered PLUS they sell. For additional information, see "Supplemental information regarding plan of distribution; conflicts of interest" in the accompanying preliminary terms and "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P Dow Jones LLC. See “S&P 500® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 2,010 dated November 8, 2017

Product Supplement for PLUS dated February 29, 2016     Index Supplement dated January 30, 2017     Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.